Exhibit 99.1

AMERISAFE ANNOUNCES 2009 FIRST QUARTER RESULTS

DeRidder, LA – April 29, 2009—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of high hazard workers’ compensation insurance, today announced results for the first quarter ended March 31, 2009.

	Three Months Ended March 31,
	2009	2008
Gross premiums written	$79,429	$80,977
Net income	11,062	11,923
Net combined ratio	88.6%	87.1%
Return on average equity	15.7%	20.0%

Net income in the first quarter of 2009 was $11.1 million compared to $11.9 million in the first quarter of 2008, a decrease of 7.2%. Pre-tax income for the first quarter of 2009 included $1.2 million of favorable prior year loss development. Pre-tax income for the first quarter of 2008 included $1.7 million of favorable prior year development. Return on average equity for the first quarter of 2009 was 15.7% compared to 20.0% for the first quarter of 2008.

Gross premiums written in the first quarter of 2009 were $79.4 million, a decrease of 1.9%, compared to $81.0 million in the first quarter of 2008. The decrease was the result of audit adjustments for policies written in prior periods, offset by an increase in voluntary premiums for policies written in the quarter. Net investment income was $7.4 million for the first quarter of 2009, compared to $7.8 million for the first quarter of 2008. First quarter revenues totaled $77.5 million, a decrease of 5.8%, compared to revenues of $82.3 million in the prior year period.

In the first quarter of 2009, diluted earnings per share allocable to common shareholders were $0.54 compared to $0.59 in the 2008 first quarter. Weighted average diluted shares outstanding for the first quarter of 2009 totaled 19,234,910 shares compared to 19,019,373 shares in the first quarter of 2008.

The net combined ratio for the quarter ended March 31, 2009 was 88.6% compared to 87.1% for the same period in 2008. Loss and loss adjustment expenses for the first quarter of 2009 were $47.1 million, or 67.2% of net premiums earned, compared to $49.9 million, or 67.2% of net premiums earned, for the first quarter of 2008. Total underwriting expenses for the first quarter of 2009 were $14.8 million, or 21.1% of net premiums earned, compared to $14.5 million, or 19.5% of net premiums earned, for the first quarter of 2008.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “Our results for the first quarter were in line with our expectations and were remarkable given the current economic environment. Our ability to produce these results is due to our continued focus on underwriting and risk selection, claims administration and expense management. As we announced last week, A. M. Best has reaffirmed our ‘A-’ (Excellent) rating and upgraded our rating outlook to ‘positive’ from ‘stable.’ We believe AMERISAFE is well positioned to capitalize on disruptions in our market and to take advantage of opportunities when economic conditions begin to improve.”

2009 Outlook

AMERISAFE’s overall financial objective is to produce a return on equity of at least 15% over the long-term while maintaining optimal operating leverage in its insurance subsidiaries that is commensurate with the its A. M. Best rating of “A-” (Excellent).

Conference Call Information

AMERISAFE has scheduled a conference call for April 30, 2009, at 11:00 a.m. Eastern Time. To participate in the conference call dial 303-228-2960 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 7, 2009. To access the replay, dial 303-590-3000 and use the pass code 11130529#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2008. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Revenues:
Gross premiums written	$79,429	$80,977
Ceded premiums written	(5,194)	(4,790)

Net premiums written	$74,235	$76,187

Net premiums earned	$70,001	$74,300
Net investment income	7,372	7,817
Net realized gains on investments	26	8
Fee and other income	136	141

Total revenues	77,535	82,266

Expenses:
Loss and loss adjustment expenses incurred	47,070	49,928
Underwriting and other operating costs	14,768	14,514
Interest expense	611	769
Policyholder dividends	181	316

Total expenses	62,630	65,527

Income before taxes	14,905	16,739
Income tax expense	3,843	4,816

Net income	$11,062	$11,923

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Basic EPS:
Net income available to common shareholders	$11,062	$11,923

Portion allocable to common shareholders	94.1%	94.0%

Net income allocable to common shareholders	$10,405	$11,208

Basic weighted average common shares	18,845,081	18,798,362
Basic earnings per share	$0.55	$0.60

Diluted EPS:
Net income allocable to common shareholders	$10,405	$11,208

Diluted weighted average common shares:
Weighted average common shares	18,845,081	18,798,362
Stock options	380,100	206,230
Restricted stock	9,729	14,781

Diluted weighted average common shares	19,234,910	19,019,373

Diluted earnings per common share	$0.54	$0.59

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Investments	$716,080	$704,732
Cash and cash equivalents	92,475	95,241
Amounts recoverable from reinsurers	78,034	67,763
Premiums receivable, net	171,040	156,567
Deferred income taxes	34,283	33,580
Deferred policy acquisition costs	20,169	20,289
Deferred charges	3,569	3,381
Other assets	27,749	26,280

	$1,143,399	$1,107,833

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$545,058	$531,293
Unearned premiums	141,334	137,100
Insurance-related assessments	44,126	42,505
Subordinated debt securities	36,090	36,090
Other liabilities	89,680	82,573

Redeemable preferred stock	25,000	25,000

Total shareholders’ equity	262,111	253,272

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,143,399	$1,107,833

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Current accident year loss ratio (1)	69.0%	69.5%
Prior accident year loss ratio (2)	(1.8)%	(2.3)%

Net loss ratio	67.2%	67.2%

Net underwriting expense ratio (3)	21.1%	19.5%
Net dividend ratio (4)	0.3%	0.4%
Net combined ratio (5)	88.6%	87.1%
Return on average equity (6)	15.7%	20.0%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.

(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.

(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.

(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.

(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.

(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.